Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Nos. 333-146815, 333-156994, 333-171122 and 333-183029, on Form S-8, and Registration Statements Nos. 333-212819 and 333-227204 on Form S-3, of our reports dated February 27, 2019, relating to the consolidated financial statements of Gran Tierra Energy Inc. and subsidiaries and the effectiveness of Gran Tierra Energy Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Gran Tierra Energy Inc. for the year ended December 31, 2018.

/s/ KPMG LLP

Chartered Professional Accountants
Calgary, Canada
February 27, 2019